2
For the fiscal year ended (a) November 30, 1996
File number: 811-3264

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A  Special Meeting of Shareholders was held on October 30, 1996.   At  such
meeting the shareholders approved the following proposals:


     a)   Approval of the election of Edward D. Beach, Eugene C. Dorsey,  Robert
          R.  Fortune, Delayne D. Gold, Robert F. Gunia, Arthur Hauspurg,  Harry
          A. Jacobs, Jr., Donald D. Lennox, Douglas H. McCorkindale, Mendal A. Melzer, Thomas T. Mooney, Stephen P. Munn, Thomas H. O'Brien, Thomas
          A. Owens, Jr., Richard A. Redeker, Stanley E. Shirk, Robin B. Smith, Nancy H. Teeters, Louis A. Weil and Merle Welshans as Trustees of the Fund each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Trustees are elected and until his or her successor shall have been duly elected and shall have qualified or
          (ii) their terms expire in accordance with the Fund's retirement policy.

     d) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          Money Market Series

          Affirmative              Negative
          votes cast               votes cast          Abstain

          439,029,430              2,251,912           3,216,742


          Short Intermediate Term Series

          Affirmative              Negative
          votes cast               votes cast          Abstain

          20,573,748               149,450             276,525

          U.S. Treasury Money Market Series

          Affirmative              Negative

          votes cast               votes cast          Abstain

          358,806,793              1,091,444           5,132,955